Exhibit 99.1

Arch A. Moore, III Joins Access National Bank as Executive Vice President & Middleburg Market Executive

RESTON, Va. & MIDDLEBURG, Va.--(BUSINESS WIRE)--May 31, 2017--Access National Bank (“Access” or the “Company”) is pleased to announce that Arch A. Moore, III will rejoin Middleburg Bank, now a division of Access National Bank, as Executive Vice President – Middleburg Market Executive, overseeing commercial banking in the Middleburg market.

Mr. Moore has a long history of serving the Middleburg market, having advanced at Middleburg Bank from 1995 until 2011. In January of 2011 he left his position as Chief Lending Officer of Middleburg Bank to become the lending executive and eventually Acting Chief Executive Officer at Potomac Bancshares, Inc.

“Bringing Arch Moore back to Middleburg is an exciting move for Access National Bank and the Middleburg Bank division. He is well known throughout the market as an experienced banker with an unparalleled dedication to service, clients and the community,” stated Michael W. Clarke, CEO of Access National Bank. “This is a clear signal of our ongoing commitment to preserving the 92-year old Middleburg brand heritage and its loyal client base, while being able to offer expanded commercial banking capabilities along with true concierge private banking and wealth services to the broader Loudoun market,” continued Mr. Clarke.

Mr. Moore serves on the Board of the Middleburg Tennis Association and has formerly served on the Boards of the Loudoun Economic Development Authority, Middleburg Academy formerly known as Notre Dame Academy, Oatlands Plantation, and the Leesburg regional board of Shenandoah University.

Moore is a native of Glen Dale, WV and a graduate of West Virginia University with both a bachelor’s and a master’s degree in business administration. His father, now deceased, was former West Virginia Gov. Arch Alfred Moore, Jr., who served from the late 1960s until the late 1980s. His sister, Shelley Moore Capito, is the junior United States Senator from West Virginia.

About Access National Corporation and Access National Bank.

Access National Corporation (NASDAQ: ANCX) is the parent company of Access National Bank, a nationally chartered bank based in Reston, Virginia. Access provides on-target financial services to middle market companies and their leadership in select industries around the National Capital Region. The focus is on operating companies reporting $1-100 million in revenue. The Company recently reported its 67th consecutive quarter of profitability over its history of 69 quarters or 17 years, and has declared consecutive quarterly dividends since the first quarter of 2006. Most recently, Access National was recognized for its consistent financial performance by the American Banker, ranking #11 across the nation and ranked the highest among banking companies located in the Washington Metropolitan Market and across Virginia.

CONTACT:
Access National Bank
Michael Clarke, CEO
703-871-2100
or
Middleburg Bank, a division of Access National Bank
Gary R. Shook, President
540-687-4801